Exhibit 8.1 to Form S-1
Registration Statement
Hanover Gold Company, Inc.


                    RANDALL & DANSKIN, P.S.
                1500 Seafirst Financial Center
                  601 West Riverside Avenue
               Spokane, Washington 99201-0653


August __, 1997


Easton-Pacific and Riverside Mining Company
21 Courthouse Square
P.O. Box 1011
St. Cloud, Minnesota 56302

Gentlemen:

We have acted as counsel for Hanover Gold Company, Inc. (the "Company"), a Delaware corporation, in connection with the negotiation and preparation of an agreement and plan of reorganization dated as of April 30, 1997 (the "Reorganization Agreement") by and between the Company and Easton-Pacific and Riverside Mining Company ("Easton-Pacific"), a Montana corporation, pursuant to which Easton-Pacific will be merged with and into the Company, in exchange for 7,000,000 shares of the Company's common stock, par value $.0001 per share (the "Common Stock"). We are rendering this opinion pursuant to section 7.1(d) of the Reorganization Agreement.

As counsel to the Company, we are familiar with the corporate proceedings taken by the Company to authorize the execution and delivery of the Reorganization Agreement, and the consummation of the merger transaction specified in such agreement. We have examined originals or copies otherwise certified or identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for this opinion. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we deem appropriate, upon the representations and warranties of the Company, and upon certificates or representations of corporate officers of the Company. We have also considered those questions of law we deem relevant.

Based upon the foregoing it is our opinion that the issuance by the Company of shares of its Common Stock to the holders of capital stock of Easton-Pacific pursuant to the Reorganization Agreement will be tax-free to the shareholders of Easton-Pacific pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

Very truly yours,

RANDALL & DANSKIN, P.S.

/s/ Douglas Siddoway
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